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                                                                     EXHIBIT 3.1



ACHIEVA
DEVELOPMENT
CORP.
--------------------------------------------------------------------------------
              Ste. 201-905 West Pender St., Vancouver, B.C. V6C 3L6
                     Tel: (604) 682-8628 Fax: (6-4) 689-1925

THIS AGREEMENT made the twenty-third day of June, 1998

BETWEEN       ANDREW G. HARMAN, PROSPECTOR
              908-700 W. PENDER STREET
              VANCOUVER, B.C. V6C 1G8

              (hereinafter referred to as Harman)

AND           ACHIEVA DEVELOPMENT CORP
              SUITE 201-905 WEST PENDER STREET
              VANCOUVER, B.C. V6C 3L6

              (hereinafter referred to as Achieva)

WHEREAS Harman represents he is a qualified mining prospector/scout and has considerable experience and expertise in Alaska and the Yukon Territory; and

WHEREAS Achieva wishes to acquire, explore and develop economically viable mineral properties in Alaska; and

WHEREAS Harman is desirous of providing his services to examine, explore and acquire viable mineral properties for Achieva for the aforesaid purposes upon the terms and conditions hereinafter set out.

NOW THEREFORE, this Agreement witnesseth that the parties hereto agree as follows:

1. Harman agrees to carry out a one month mineral properties scouting, exploration and acquisition program in the Tanana uplands of Alaska and adjoining terrain in the Yukon Territory for the benefit of Achieva.

2. With regards to the above mentioned properties in the Tanana uplands of Alaska and adjoining terrain in the Yukon Territory, Achieva will be given the first right of refusal on any property skated or acquired by Andrew G. Harman or associates for as long as Achieva retains an interest in the said area.


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3. [Removed] /s/ AM AH

4. Harman will submit a detailed written report on acquired mineral properties including maps, filing documents, analytical results and summaries accounting upon completion of the mineral properties scouting, exploration and acquisition program.

5. Harman will receive (subject to VSE approval) ten thousand dollars ($10,000) and 50,000 Shares from Achieva for a mineral property scouted, evaluated and acquired by Harman and accepted by Achieva. Harman shall also receive a one percent (1%) N.S.R. on such a property. Achieva has the option to purchase Andrew G. Harman's 1% N.S.R. for five hundred thousand dollars ($500,000).

6. The parties hereto agree that if within forty (40) days Achieva does not accept a property acquired and submitted by Harman after completion of this program, Harman and Achieva will jointly negotiate the sale of the property to other parties and the proceeds of such a sale shall be divided equally between Harman and Achieva. The above will include a two percent (2%) N.S.R.; one percent (1%) for each part.

7. All parties agree to expeditiously carry the terms as set out in this Agreement.


Signed at Vancouver, this 23 day of June, 1998.


ANDREW G. HARMAN                ACHIEVA DEVELOPMENT CORP


/s/ Andrew Harman               /s/ Arnold Miller